Exhibit 99.1

Consolidated Financial Statements of European Capital Limited

The accompanying consolidated financial statements of European Capital Limited, a wholly-owned portfolio company of American Capital, Ltd., are being provided pursuant to Rule 3-09 of Regulation S-X. These consolidated financial statements are as of December 31, 2013 and 2012 and for each of the three years ended December 31, 2013 and are prepared in accordance with accounting principles generally accepted in the United States.

In accordance with Rule 3-09 of Regulation S-X, only the 2013 consolidated financial statements are required to be audited under U.S. Generally Accepted Auditing Standards as 2013 was the only year in which European Capital Limited met the conditions of a significant subsidiary under Rule 1-02(w) of Regulation S-X. The consolidated financial statements as of and for the years ended December 31, 2012 and 2011 are unaudited.

REPORT OF INDEPENDENT AUDITORS

To the Board of European Capital Limited

We have audited the accompanying consolidated financial statements of European Capital Limited (the “Company”), which comprise the consolidated balance sheet including the consolidated schedule of investments, as of December 31, 2013, and the related consolidated statements of operations, changes in net assets and cash flows and the consolidated financial highlights for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with the auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements and consolidated financial highlights referred to above, present fairly, in all material respects, the consolidated financial position of European Capital Limited at December 31, 2013 and the consolidated results of its operations, changes in its net assets and its cash flows and consolidated financial highlights, for the year then ended in conformity with U.S. generally accepted accounting principles.

Other Matter
The accompanying consolidated balance sheet of European Capital Limited as of December 31, 2012, and the related consolidated statements of operations, changes in its net assets, its cash flows and consolidated financial highlights for years ended December 31, 2012 and 2011 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ Ernst & Young LLP

Guernsey, Channel Islands
3 March 2014

EUROPEAN CAPITAL LIMITED
CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

		31 December
	Notes	2013	2012
		(audited)	(unaudited)
Assets
Investments at fair value (Cost basis of €1,031,190 and €1,650,113, respectively)	3	€770,175	€1,126,862
Cash and cash equivalents		88,812	2,573
Restricted cash and cash equivalents		13,286	87,569
Interest receivable		2,062	3,603
Derivative agreements at fair value		—	9
Other		10,215	5,191
Total assets		€884,550	€1,225,807

Liabilities and Shareholders' Equity
Debt (maturing within one year €680 and €1,074, respectively)	5	€107,154	€441,846
Due to European Capital Asset Management Limited		2,377	2,123
Derivative agreements at fair value		1,410	26,571
Other	6	54,731	50,467
Total liabilities		165,672	521,007

Commitments and contingencies
Shareholders' equity:
Ordinary shares (nil par value, authorised to issue unlimited number of shares, 160,994 issued and 159,443 outstanding)	8	224,475	224,475
Undistributed net realised earnings	8	835,563	1,098,368
Net unrealised foreign currency depreciation		(81,069)	(101,090)
Net unrealised depreciation of investments		(260,091)	(516,953)
Total shareholders' equity		718,878	704,800

Total liabilities and shareholders' equity		€884,550	€1,225,807

Net asset value per ordinary share		€4.51	€4.42

The accompanying notes form an integral part of these financial statements.

EUROPEAN CAPITAL LIMITED
CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

		Year Ended 31 December
	Notes	2013	2012	2011
		(audited)	(unaudited)	(unaudited)
Operating Revenue:
Interest and dividend income		€84,234	€69,227	€105,724
Fee and other income		917	723	915
Total operating revenue	9	85,151	69,950	106,639
Operating Expenses:
Interest		15,153	23,818	26,471
Management fee	10	21,499	22,695	22,666
General and administrative		3,949	2,248	4,718
Total operating expenses		40,601	48,761	53,855
Net Operating Income Before Income Taxes		44,550	21,189	52,784
Provision for income taxes		(114)	(50)	(88)
Net Operating Income		44,436	21,139	52,696

Net loss on extinguishment of debt		—	—	(8,240)

Net realised foreign currency (losses) gains		(18,901)	4,815	(5,307)

Net realised losses on investments		(158,340)	(6,304)	(25,334)

Total Net Realised (Losses) Earnings	8	(132,805)	19,650	13,815

Net foreign currency unrealised appreciation (depreciation)	8	20,021	8,989	(11,932)

Net unrealised appreciation (depreciation) of investments	8	256,862	49,425	(4,223)

Net Increase (Decrease) in Net Assets Resulting from Operations		€144,078	€78,064	€(2,340)

The accompanying notes form an integral part of these financial statements.

EUROPEAN CAPITAL LIMITED
CONSOLIDATED STATEMENT OF CHANGES IN NET ASSETS

(in thousands, except per share data)

		Year Ended 31 December
	Notes	2013	2012	2011
		(audited)	(unaudited)	(unaudited)
Operations:
Net operating income		€44,436	€21,139	€52,696
Net loss on extinguishment of debt		—	—	(8,240)
Net foreign currency (losses) gains		(18,901)	4,815	(5,307)
Net realised losses on investments		(158,340)	(6,304)	(25,334)
Net foreign currency unrealised appreciation (depreciation)		20,021	8,989	(11,932)
Net unrealised appreciation (depreciation) of investments		256,862	49,425	(4,223)
Net increase (decrease) in net assets resulting from operations		144,078	78,064	(2,340)

Shareholder distribution
Distribution to Shareholders	8	(130,000)	—	—
Total decrease in net assets resulting from shareholder distributions		(130,000)	—	—

Total increase (decrease) in net assets		14,078	78,064	(2,340)

Net assets at beginning of year		704,800	626,736	629,076

Net assets at end of year		€718,878	€704,800	€626,736

Net asset value per share		€4.51	€4.42	€3.93

Shares outstanding at end of year		159,443	159,443	159,443

The accompanying notes form an integral part of these financial statements.

EUROPEAN CAPITAL LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended 31 December
	2013	2012	2011
	(audited)	(unaudited)	(unaudited)
Operating activities:
Net increase (decrease) in net assets resulting from operations	€144,078	€78,064	€(2,340)
Adjustment to reconcile net increase (decrease) in net assets resulting from operations to net cash used in operating activities:
Payment-in-kind interest and non-cash dividend income	(52,361)	(31,209)	(58,829)
Accretion of deferred fee income	(3,417)	(813)	(530)
Amortisation of deferred financing costs	2,977	1,188	1,221
Foreign exchange movements	(1,120)	(13,804)	17,239
Net loss on extinguishment of debt	—	—	8,240
Net realised losses on investments	158,340	6,304	25,334
Net (appreciation) depreciation of investments	(256,862)	(49,425)	4,223
Increase in payables due to affiliates, net	168	795	81
Decrease in interest receivable	5,870	5,314	1,823
(Decrease) increase in interest payable	(10,323)	3,574	(30,940)
(Increase) decrease in other assets	(2,255)	(592)	760
Increase (decrease) in other liabilities	346	(2,559)	(1,249)
Net cash used in operating activities	(14,559)	(3,163)	(34,967)

Investing activities:
Purchases of investments	(81,183)	(126,521)	(19,662)
Principal repayments	291,964	68,872	123,512
Collection of payment-in-kind interest and dividends	108,945	9,440	31,952
Proceeds from loan syndications and loan sales	113,752	1,809	37,038
Proceeds from sale of equity instruments	67,241	2,050	1,293
(Payments on) proceeds from derivative contracts, net	(17,655)	(6,973)	4,468
Net cash provided by (used in) investing activities	483,064	(51,323)	178,601

Financing activities:
(Repayment) issuance of secured senior debt (Senior Secured Floating Rate Notes), net	(251,285)	(21,522)	269,775
Repayments of secured senior debt (Secured Senior Notes), net	—	—	(134,175)
Repayments of secured revolving credit facility, net	—	—	(180,520)
(Repayments of) draws on unsecured revolving credit facility with affiliate, net	(72,555)	23,188	28,388
Decrease (increase) in debt service escrows	72,425	53,120	(120,911)
Increase in deferred financing costs	—	—	(6,463)
Distributions paid	(130,000)	—	—
Redemption of preferred share capital	(1,372)	(305)	—
Net cash (used in) provided by financing activities	(382,787)	54,481	(143,906)

Net increase (decrease) in cash and cash equivalents	85,718	(5)	(272)
Foreign exchange movements in cash and cash equivalents	521	(225)	69
Cash and cash equivalents at beginning of period	2,573	2,803	3,006
Cash and cash equivalents at end of period	€88,812	€2,573	€2,803
Supplemental Disclosures:
Cash paid for interest	€22,499	€19,055	€56,191
Cash paid for taxes	€83	€166	€461

The accompanying notes form an integral part of these financial statements.

EUROPEAN CAPITAL LIMITED
CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

	Year Ended 31 December
	2013	2012	2011
	(audited)	(unaudited)	(unaudited)
Per Share Data (1):
Net asset value at beginning of period	€4.42	€3.93	€3.95

Net operating income	0.28	0.13	0.33
Net loss on extinguishment of debt	—	—	(0.05)
Net foreign currency (losses) gains	(0.12)	0.03	(0.03)
Net realised losses on investments	(0.99)	(0.04)	(0.16)
Net foreign currency unrealised appreciation (depreciation)	0.13	0.06	(0.08)
Net unrealised appreciation (depreciation) of investments	1.61	0.31	(0.03)
Total increase (decrease) in net assets resulting from operations	0.91	0.49	(0.02)
Distribution to Shareholders	(0.82)	—	—
Net asset value at end of period	€4.51	€4.42	€3.93

Ratios/Supplemental Data:
Total return (loss) (constant investment) (2)	17.6%	10.5%	(0.3)%
Shares outstanding at end of period	159,443	159,443	159,443
Weighted average number of shares	159,443	159,443	159,443
Net assets at end of period	€718,878	€704,800	€626,736
Average net assets (3)	€749,623	€661,141	€668,382
Average debt outstanding (4)	€289,663	€450,519	€441,954
Average debt per share	€1.82	€2.83	€2.77

Net Asset Ratio's excluding waived incentive fee
Ratio of operating expenses, net of interest expense, to average net assets	3.39%	3.77%	4.10%
Ratio of interest expense to average net assets	2.02%	3.60%	3.96%
Ratio of operating expenses to average net assets	5.42%	7.38%	8.06%
Ratio of net operating income to average net assets	5.93%	3.2%	7.88%

Net Asset Ratio's including waived incentive fee
Ratio of operating expenses, net of interest expense, to average net assets	7.24%	6.13%	6.56%
Ratio of operating expenses to average net assets	9.26%	9.74%	10.52%
Ratio of net operating income to average net assets	2.08%	0.84%	5.43%

(1) Basic weighted average per share data.
(2) Total return (loss) (constant investment) is based on the product of returns calculated on constant invested capital and geometrically linked based on capital cash flow dates.
(3) Average net assets are calculated based on a quarterly basis.
(4) Average debt outstanding is calculated on a daily basis.

The accompanying notes form an integral part of these financial statements.

EUROPEAN CAPITAL LIMITED CONSOLIDATED SCHEDULE OF INVESTMENTS 31 December 2013 (audited) (in thousands, except per share data)

	Country of			Shares/	Principal/notional(2)	Cost (2)	Fair value (2)
Company (1)	incorporation	Industry	Investments	Warrants	€	€	€
Ares European III B.V.	—	Diversified Financial Services	CLO		5,000	3,892	3,267
Bellotto Holdings Limited (Hillarys Blinds)	UK	Household Durables	Preferred Stock (3)		21,149	20,301	21,158
			Preferred Stock (3)	5,384,889		15,168	16,133
			Common Stock (4)	1,470,791		73,563	16,335
						109,032	53,626
Blue Topco GmbH (Euro Druckservice)	Germany	Commercial Services & Supplies	Senior Debt		2,302	1,596	1,729
			Subordinated Debt (5)		6,810	6,164	1,892
			Preferred Stock (3)(4)		61	37	—
			Common Stock (4)	2,432,750		—	—
						7,797	3,621
Cordatus CLO II plc (CVC Cordatus CLO II)	—	Diversified Financial Services	CLO		5,000	2,463	2,185
DC Green Beteiligungs GmbH (DruckChemie)	Germany	Household Products	Subordinated Debt (5)		36,840	25,000	—
			Warrants (4)	250,000		—	—
						25,000	—
Delsey Holdings S.A.S.	France	Textiles, Apparel & Luxury Goods	Senior Debt		70,795	72,480	69,134
			Subordinated Debt		8,583	9,008	6,402
						81,488	75,536
Eaton Vance CDO X plc	—	Diversified Financial Services	CLO		7,000	2,124	4,662
Emperor Bidco Limited (Bestinvest)	UK	Diversified Financial Services	Subordinated Debt		24,454	23,373	24,943
			Preferred Stock (3)(4)		6,013	2,766	1,897
			Common Stock (4)	15,052		20	—
						26,159	26,840
Euro-Galaxy II CLO B.V. (AIG Global Investment Corp Limited)	—	Diversified Financial Services	CLO		8,704	6,304	6,432
Fat Face World Borrowings Limited	UK	Textiles, Apparel & Luxury Goods	Senior Debt		29,357	34,529	26,390
FB Raphael 1 Limited (Farrow & Ball)	UK	Household Products	Preferred Stock (3)		105,256	118,647	105,256
			Common Stock (4)	68,125		65	98,913
			Warrants (4)	4,058		—	5,934
						118,712	210,103
Financière H S.A.S. (Audika)	France	Health Care Equipment & Supplies.	Subordinated Debt (5)		11,084	7,965	8,285
			Convertible Bonds (4)		93,056	47,816	—
						55,781	8,285
Financière Newglass S.A.S. (Devglass)	France	Building Products	Subordinated Debt		7,636	8,183	8,183
			Convertible Bonds		22,038	23,091	23,091
			Common Stock (4)	8,000,000		8,000	7,462
						39,274	38,736
Financière OFIC S.A.S. (Onduline)	France	Building Products	Warrants (4)	1,574,600		—	11,923
Financière Robin S.A.S. (Sud Robinetterie)	France	Oil, Gas & Consumable Fuels	Subordinated Debt		48,034	50,706	49,511
			Warrants (4)	2,167,300		—	75
						50,706	49,586

EUROPEAN CAPITAL LIMITED CONSOLIDATED SCHEDULE OF INVESTMENTS 31 December 2013 (audited) (in thousands, except per share data)

	Country of			Shares/	Principal/notional(2)	Cost (2)	Fair value (2)
Company (1)	incorporation	Industry	Investments	Warrants	€	€	€
Financière Tarmac S.A.S. (Batisanté)	France	Commercial Services & Supplies	Senior Debt		4,763	3,711	4,763
			Subordinated Debt (5)		39,654	31,366	23,190
			Convertible Bonds (4)		11,493	8,647	—
			Preferred Stock (3)(4)		2,854	6,660	—
			Warrants (4)	1		—	—
						50,384	27,953
Finartex S.A.S. (Vivarte )	France	Specialty Retail	Senior Debt		8,000	8,000	5,529
Groupe INSEEC	France	Education Services	Senior Debt		37,500	37,591	37,591
			Warrants (4)	656,650		—	—
						37,591	37,591
Hilding Anders AB	Sweden	Household Durables	Subordinated Debt (5)		26,226	14,609	—
HoGi Beteiligungs GmbH (Hofmann)	Germany	Food Products	Subordinated Debt		44,559	45,164	45,136
			Preferred Stock (3)		1,715	2,753	2,725
			Preferred Stock (3)	3,246,750		3,247	5,142
			Common Stock (4)	59,650		60	6,173
						51,224	59,176
Holding Saint Augustine S.A.S. (Soflog)	France	Air Freight & Logistics	Senior Debt		4,000	4,000	4,000
			Convertible Bonds (4)		19,827	12,350	—
			Preferred Stock (3) (4)	1		—	137
						16,350	4,137
Mail Acquisitions Holdings Limited (DX Services)	UK	Commercial Services & Supplies	Senior Debt		13,174	16,231	7,146
			Common Stock (4)	5,231		43,191	8,893
						59,422	16,039
Miles 33 Limited	UK	Media	Senior Debt		9,042	9,558	9,042
			Subordinated Debt		12,083	13,371	12,275
			Preferred Stock (3)(4)		47,933	28,859	10,632
			Common Stock (4)	600,000		883	—
						52,671	31,949
Mobipark S.A.S. (Parkeon)	France	Machinery	Senior Debt		1,241	1,241	1,241
			Convertible Bonds (4)		9,925	7,669	—
			Preferred Stock (3)(4)		11,073	6,505	3,191
						15,415	4,432
Modacin France S.A.S. (Camaieu)	France	Textiles, Apparel & Luxury Goods	Senior Debt		20,000	19,795	12,015
			Subordinated Debt (5)		16,973	10,338	2,761
						30,133	14,776
MP Equity S.A.S. (Marco Polo Foods)	France	Food Products	Preferred Stock (3)(4)		108	—	—
			Common Stock (4)	1,663,526		9,911	—
						9,911	—
NoteMachine	UK	Business Equipment & Services	Senior Debt		10,533	10,897	10,549
Parts Holding Coörperatief U.A	France	Auto Components	Common Stock (4)	568,624		—	2,850
Qidnax AB (Scandic Hotel)	Sweden	Hotels, Restaurants & Leisure	Subordinated Debt		13,636	13,566	10,290
The Flexitallic Group S.A.S.	France	Energy Equipment & Services	Senior Debt		19,137	20,466	19,553
			Warrants (4)	519,523		—	—
						20,466	19,553
Tiama 2 S.A.S.	France	Machinery	Subordinated Debt (5)		35,318	23,079	—

EUROPEAN CAPITAL LIMITED CONSOLIDATED SCHEDULE OF INVESTMENTS 31 December 2013 (audited) (in thousands, except per share data)

	Country of			Shares/	Principal/notional(2)	Cost (2)	Fair value (2)
Company (1)	incorporation	Industry	Investments	Warrants	€	€	€
Unipex Neptune International SAS	France	Chemical	Subordinated Debt		4,000	4,159	4,159
			Warrants (4)	600		—	—
						4,159	4,159
Zodiac Marine and Pool S.A. (Zenith)	France	Marine	Senior Debt (5)		29,610	22,707	—
			Subordinated Debt (5)		45,839	27,345	—
						50,052	—

						1,031,190	770,175
(1) Certain of the securities are issued by affiliate(s) of the portfolio company listed.
(2) Principal represents the original principal of an investment plus any compounded PIK translated, where relevant, at the exchange rate ruling at the balance sheet date. Cost represents the cost of investments at historical exchange rates when the investment is denominated in currencies other than the euro. Fair value is the market value of the investment translated where relevant, at the exchange rate ruling at the balance sheet date. The difference between fair value and cost in the above table is a combination of the amounts shown as appreciation (depreciation) and foreign currency appreciation (depreciation) in consolidated statement of operations.

(3) Preferred Stock includes loan stock which carries a PIK-only component and on occasion has conversion rights.
(4) Non-income producing.
(5) Debt security is on non-accrual status and therefore considered non-income producing.

EUROPEAN CAPITAL LIMITED CONSOLIDATED SCHEDULE OF INVESTMENTS 31 December 2012 (unaudited) (in thousands, except per share data)

	Country of			Shares/	Principal/notional(2)	Cost (2)	Fair value (2)
Company (1)	incorporation	Industry	Investments	Warrants	€	€	€
Alliance Boots Holdings Limited	UK	Specialty Retail	Senior Debt (3)		10,400	9,959	9,959
Bartec GmbH	Germany	Machinery	Senior Debt (3)		2,800	2,800	2,800
Beig Midco Limited (Igloo Group)	UK	Food Products	Senior Debt (3)		5,000	5,029	5,029
Bellotto Holdings Limited (Hillarys Blinds)	UK	Household Durables	Preferred Stock (4)		18,336	17,839	19,700
			Preferred Stock (4)	5,395,083		12,607	13,135
			Common Stock (5)	1,470,791		73,563	1,097
						104,009	33,932
Bienfaisance Holding S.A.S. (Global Design Technologies (GDT))	France	Machinery	Senior Debt (3)		25,463	25,563	23,133
Blitz F06-582 GmbH (Metall Technologie Holding)	Germany	Machinery	Mezzanine Debt (3)		19,389	19,261	19,261
			Preferred Stock (4)		582	582	582
			Common Stock (5)	12,500,000		12,500	24,969
						32,343	44,812
Blue Topco GmbH (Euro Druckservice)	Germany	Commercial Services & Supplies	Mezzanine Debt (3)(6)		13,771	10,075	—
CCM Pharma Debtco Limited	UK	Pharmaceuticals	Senior Debt (3)		8,324	8,294	8,294
Cordatus CLO II plc (CVC Cordatus CLO II)	—	Diversified Financial Services	CLO		5,000	3,312	3,081
Cornwall Bidco Limited (Civica)	UK	Software	Mezzanine Debt (3)		46,219	47,757	46,110
DC Green Beteiligungs GmbH (DruckChemie)	Germany	Chemicals	Mezzanine Debt (3)(6)		33,368	25,000	—
Delsey Holdings S.A.S.	France	Textiles, Apparel & Luxury Goods	Senior Debt (3)(7)		99,270	99,270	77,385
Duke Street Capital Oasis Acquisitions Limited (Oasis)	UK	Health Care Providers & Servicers	Mezzanine Debt (3)		28,202	31,465	27,896
Eaton Vance CDO X plc	—	Diversified Financial Services	CLO		7,000	3,636	5,670
Emperor Bidco Limited (Bestinvest)	UK	Diversified Financial Services	Mezzanine Debt (6)		22,257	17,063	16,847
			Preferred Stock (4)(5)		5,295	2,766	—
			Common Stock (5)	15,052		20	—
						19,849	16,847
Euro-Galaxy II CLO B.V. (AIG Global Investment Corp Limited)	—	Diversified Financial Services	CLO		5,500	7,564	5,972
F Jupiter S.A.S. (Selecta)	France	Machinery	Senior Debt (3)		21,065	22,192	13,212
			Mezzanine Debt (3)		13,980	14,314	8,091
						36,506	21,303
Fat Face World Borrowings Limited	UK	Textiles, Apparel & Luxury Goods	Senior Debt (3)		27,710	32,518	13,474
FB Raphael 1 Limited (Farrow & Ball)	UK	Chemicals	Mezzanine Debt (3)		15,278	16,400	15,175
			Preferred Stock (4)		95,885	107,571	95,885
			Common Stock (5)	68,125		65	55,173
			Warrants (5)	4,058		—	3,315
						124,036	169,548
FDS Group S.A.S.	France	Energy Equipment & Services	Senior Debt (3)		28,839	28,633	29,214
			Warrants (5)	2,921		—	861
						28,633	30,075
Financière H S.A.S. (Audika)	France	Health Care Equipment & Supplies.	Mezzanine Debt (3)(6)		10,012	7,965	2,416
			Mezzanine Debt (6)		87,276	47,816	—
			Common Stock (5)	1,055,664		21,113	—
						76,894	2,416
Financière Newglass S.A.S. (Devglass)	France	Building Products	Mezzanine Debt (3)		6,628	7,103	7,103
			Convertible Bonds		20,010	20,966	20,966
			Common Stock (5)	8,000,000		8,000	7,462
						36,069	35,531
Financière OFIC S.A.S. (Onduline)	France	Building Products	Warrants (5)	1,574,600		—	10,371

EUROPEAN CAPITAL LIMITED CONSOLIDATED SCHEDULE OF INVESTMENTS 31 December 2012 (unaudited) (in thousands, except per share data)

	Country of			Shares/	Principal/notional(2)	Cost (2)	Fair value (2)
Company (1)	incorporation	Industry	Investments	Warrants	€	€	€
Financière Poinsetia S.A.S. (Alliance)	France	Auto Components	Senior Debt (3)		6,000	6,000	5,043
			Mezzanine Debt (3)		17,495	17,709	16,309
						23,709	21,352
Financière Robin S.A.S. (Sud Robinetterie)	France	Oil, Gas & Consumable Fuels	Mezzanine Debt (3)		44,324	46,704	42,262
			Warrants (5)	2,167,300		—	—
						46,704	42,262
Financière Tarmac S.A.S. (Batisanté)	France	Commercial Services & Supplies	Senior Debt		5,392	4,047	5,392
			Mezzanine Debt		16,537	16,823	16,823
			Mezzanine Debt (6)		21,571	13,860	8,132
			Convertible Bonds (5)		11,293	8,647	—
			Pref Common Stock (4)(5)		2,744	6,660	—
						50,037	30,347
Finartex S.A.S. (Vivarte )	France	Specialty Retail	Senior Debt (3)		8,000	8,000	5,431
Foodco Pastries Spain SL (Telepizza)	Spain	Hotels, Restaurants & Leisure	Mezzanine Debt (3)		7,874	7,888	5,209
Hilding Anders AB	Sweden	Household Durables	Mezzanine Debt (6)		23,382	14,609	—
			Common Stock (5)	867,362		14,609	—
						29,218	—
HoGi Beteiligungs GmbH (Hofmann)	Germany	Food Products	Mezzanine Debt (3)		42,267	42,853	42,265
			Preferred Stock (4)		1,715	2,579	2,344
			Preferred Stock (4)	3,246,750		3,247	4,355
			Common Stock (5)	59,650		60	3,263
						48,739	52,227
Holding Saint Augustine S.A.S. (Soflog)	France	Air Freight & Logistics	Mezzanine Debt (3)(6)		18,110	12,350	137
			Mezzanine Debt (3)(6)		26,201	12,900	—
			Mezzanine Debt (6)		1,103	867	—
			Common Stock (5)	10,000		3,000	—
						29,117	137
IEE Holding 1 S.A. (International Electronics and Engineering)	Luxembourg	Electronic Equipment, Instruments & Components	Warrants (5)	72,919		26,887	3,280
Lavena Holding 4 Gmbh (Pro Sieben Sat1)	Germany	Media	Senior Debt (3)		4,521	4,522	4,061
			Mezzanine Debt (3)		8,183	8,305	7,552
						12,827	11,613
Magic NewCo 5 S.à r.l. (Mysis)	Luxembourg	Electronic Equipment, Instruments & Components	Senior Debt (3)		4,988	4,850	4,850
Mail Acquisitions Holdings Limited (DX Services)	UK	Commercial Services & Supplies	Senior Debt (3)		13,441	16,231	6,270
			Common Stock (5)	5,231		43,191	—
						59,422	6,270
Materis S.A.S. (Materis)	France	Building Products	Senior Debt (3)		9,000	9,061	6,738
			Mezzanine Debt (3)(6)		14,735	14,610	9,224
						23,671	15,962
Miles 33 Limited	UK	Media	Senior Debt		10,753	11,115	10,753
			Mezzanine Debt (3)		11,734	12,790	11,921
			Preferred Stock (4)(5)		42,319	28,859	19,925
			Common Stock (5)	600,000		883	—
						53,647	42,599
Mobipark S.A.S. (Parkeon)	France	Machinery	Senior Debt (3)(7)		9,214	8,000	—
			Mezzanine Debt (6)		8,711	7,377	—
			Convertible Bonds (5)		2,153	620	—
						15,997	—

EUROPEAN CAPITAL LIMITED CONSOLIDATED SCHEDULE OF INVESTMENTS 31 December 2012 (unaudited) (in thousands, except per share data)

	Country of			Shares/	Principal/notional(2)	Cost (2)	Fair value (2)
Company (1)	incorporation	Industry	Investments	Warrants	€	€	€
Modacin France S.A.S. (Camaieu)	France	Textiles, Apparel & Luxury Goods	Senior Debt (3)		20,000	19,733	12,205
			Mezzanine Debt (3)(6)		16,232	10,338	3,485
						30,071	15,690
MP Equity S.A.S. (Marco Polo Foods)	France	Food Products	Mezzanine Debt (3)(6)		12,150	9,212	3,848
			Convertible Bonds (6)		5,244	3,796	—
			Common Stock (5)	379,610		3,796	—
						16,804	3,848
Nielsen Finance LLC (VNU)	USA	Media	Senior Debt (3)		5,000	5,025	5,025
NorCell Sweden Holding 3 AB (Con Hem)	UK	Electronic Equipment, Instruments & Components	Senior Debt (3)		4,000	4,027	4,027
NoteMachine Acquisitions Limited	UK	Electronic Equipment, Instruments & Components	Senior Debt (3)		11,762	11,935	11,781
OCI Euro Fund I B.V. (Octagon OCI Euro Fund I)	—	Diversified Financial Services	CLO		5,000	4,830	3,013
Opica AB (Capio)	Sweden	Health Care Providers & Servicers	Senior Debt (3)		2,110	2,110	1,900
Otnorbidco AS (Othello)	Norway	Pharmaceuticals	Mezzanine Debt (3)		46,386	41,959	43,245
Oswestry Acquico Limited (Iceland Foods)	UK	Food & Staples Retailing	Senior Debt (3)		10,000	9,988	9,988
Parts Holding Coörperatief U.A	France	Auto Components	Common Stock (5)	568,624		—	2,276
Poult Holding S.A.S.	France	Food Products	Senior Debt		5,437	3,991	5,278
			Senior Debt (3)		3,000	2,366	2,597
			Mezzanine Debt (3)		15,476	15,777	14,494
						22,134	22,369
Qidnax AB (Scandic Hotel)	Sweden	Hotels, Restaurants & Leisure	Mezzanine Debt (3)		12,450	12,191	8,711
Qioptiq S.à.r.l.	Luxembourg	Electronic Equipment, Instruments & Components	Mezzanine Debt (3)		52,617	49,169	55,768
Scaffi S.A.S. (Entrepose)	France	Real Estate Management & Development	Mezzanine Debt		6,532	6,754	6,754
			Warrants (5)	197,850		—	101
						6,754	6,855
Sortalogic Europe S.A.S. (CEPL)	France	Air Freight & Logistics	Mezzanine Debt (3)(6)		38,195	30,000	5,096
Telenet International Finance S.à r.l.	Belgium	Electronic Equipment, Instruments & Components	Senior Debt (3)		9,000	8,986	8,986
Tiama 2 S.A.S.	France	Machinery	Mezzanine Debt (3)(6)		31,912	23,079	10,790
Unipex Neptune International S.A.S.	France	Chemicals	Senior Debt (3)		11,092	11,147	11,147
Whisky Hold Co Limited (Whitworths Group)	UK	Food Products	Mezzanine Debt		26,968	32,131	27,267
			Preferred Stock (4)		11,411	11,589	11,416
			Common Stock (5)	1,250,067		54,838	22,487
						98,558	61,170
Zodiac Marine and Pool S.A. (Zenith)	France	Marine	Senior Debt (3)(6)		28,379	22,707	—
			Mezzanine Debt (3)(6)		43,929	27,345	—
						50,052	—
						1,650,113	1,126,862
(1) Certain of the securities are issued by affiliate(s) of the portfolio company listed.
(2) Principal represents the original principal of an investment plus any compounded PIK translated, where relevant, at the exchange rate ruling at the balance sheet date. Cost represents the cost of investments at historical exchange rates when the investment is denominated in currencies other than the euro. Fair value is the market value of the investment translated where relevant, at the exchange rate ruling at the balance sheet date. The difference between fair value and cost in the above table is a combination of the amounts shown as appreciation (depreciation) and foreign currency appreciation (depreciation) in consolidated statement of operations.

(3) All or a portion of the securities are pledged as collateral under various secured financing arrangements.
(4) Preferred Common Stock includes loan stock which carries a PIK-only component and on occasion has conversion rights.
(5) Non-income producing.
(6) Debt security is on non-accrual status and therefore considered non-income producing.
(7) PIK component of income from Debt security is being provided against.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except per share data)

Note 1. Organisation
European Capital Limited (together with its consolidated subsidiaries referred to as “European Capital”, “we” and “us”) is an investment company incorporated on 25 August 2005 in Guernsey, Channel Islands for pan-European equity, mezzanine and senior debt investment. The investment objective of European Capital is to provide its investor with dividend income and the potential for share value appreciation by investing in debt and equity investments in private and public companies headquartered primarily in Europe. European Capital Limited is the parent and sole shareholder of European Capital S.A. SICAR, a company incorporated in Luxembourg as an investment company. Through this company we invest in and sponsor management and employee buyouts, invest in private equity buyouts and provide capital directly to private and middle market companies in Europe. European Capital S.A. SICAR is the parent and sole shareholder of ECAS S.à r.l. and ECAS II S.à r.l., investment companies incorporated in Luxembourg. Through these companies we invest in debt instruments in transactions in management and employee buyouts, private equity buyouts and transactions that provide capital directly to private and middle market companies in Europe. European Capital S.A. SICAR is the parent and sole shareholder of ECAS Agent S.A.S., a company incorporated in France, which provides bond agency services to European Capital’s portfolio companies incorporated in France.
European Capital has an affiliated vehicle, ECAS 2011-1 Loan B.V. that was established to facilitate secured borrowing arrangements whereby assets were transferred to the affiliated vehicle and notes were sold by the vehicle. These transfers of assets are treated as secured borrowing arrangements in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 860, Transfers and Financing (“ASC 860”) and our consolidated financial statements include the accounts of the affiliated vehicle established for secured financing arrangements.
American Capital, Ltd (“American Capital”), a United States based investor in equity and mezzanine debt securities, wholly owns the ordinary shares of European Capital. American Capital reports European Capital as an investment within its accounts. An investment management agreement is in place between European Capital and European Capital Asset Management Limited (the “Investment Manager”), a wholly-owned subsidiary of American Capital Asset Management, LLC, a wholly-owned portfolio company of American Capital.
European Capital’s fiscal year end is 31 December.
Note 2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying annual consolidated financial statements have been prepared in accordance with accounting principles generally acceptable in the United States (“US GAAP”). The financial statements include comparatives for both 2012 and 2011 as they are presented in in the regulatory filings of American Capital.
Use of Estimates in Preparation of Consolidated Accounts
The preparation of consolidated accounts in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the consolidated accounts, and revenues and expenses during the period reported. Actual results could differ from those estimates.
Consolidation
Under FASB ASC Topic 946, Financial Services - Investment Companies, we are precluded from consolidating any entity other than another investment company. An exception to this general principle occurs if the investment company has a controlling investment in an operating company that provides services to the investment company. The consolidated accounts of European Capital include the accounts of European Capital Limited, European Capital S.A. SICAR, ECAS S.à r.l., ECAS II S.à r.l., ECAS Agent S.A.S. and ECAS 2011-1 Loan B.V. Investments in other investment companies or funds are recorded as investments in the accompanying consolidated accounts and are not consolidated. All intercompany accounts have been eliminated on consolidation.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Valuation of Investments
Our investments are carried at fair value in accordance with FASB ASC Topic 820, Fair Value Measurement and Disclosures (“ASC 820”). Unrestricted publicly traded securities for which market quotations are readily available are valued at the closing market quote on the valuation date and restricted publicly traded securities and privately held securities are valued as determined in good faith by our Board of Directors. For restricted securities of companies that are publicly traded, the value is based on the closing market quote on the valuation date less a discount for the restriction.
ASC 820 provides a framework for measuring the fair value of assets and liabilities and provides guidance regarding a fair value hierarchy, which prioritises information used to measure fair value and the effect of fair value measurements on earnings. Due to the uncertainty inherent in the valuation process, estimates of fair value may differ significantly from the values that would have been used had a ready market for the securities existed, and the differences could be material. Additionally, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realised on these investments to be different than the valuations currently assigned.
ASC 820 defines fair value in terms of the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The price used to measure the fair value is not adjusted for transaction costs while the cost basis of our investments may include initial transaction costs. Under ASC 820, the fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset. The principal market is the market in which the reporting entity would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability under ASC 820, it is assumed that the reporting entity has access to the market as of the measurement date. If no market for the asset exists or if the reporting entity does not have access to the principal market, the reporting entity should use a hypothetical market.
The market in which we would sell our private finance investments is the mergers and acquisitions (“M&A”) market. Under ASC 820, we have identified the M&A market as our principal market for portfolio companies only if we have the ability to control the decision to sell the portfolio company as of the measurement date. We determine whether we have the ability to control the decision to sell the portfolio company based on our ability to control or gain control of the board of directors of the portfolio company as of the measurement date and rights within the shareholders agreement. For investments in portfolio companies for which we do not have the ability to control or gain control as of the measurement date and for which there is no active market, our principal market under ASC 820 is a hypothetical secondary market.
Accordingly, we use the M&A market as our principal market for our investments in portfolio companies that we control or can gain control over as of the measurement date, and we use a hypothetical secondary market for investments in portfolio companies that we do not control or cannot gain control over as of the measurement date. However, to the extent that an active market exists, we will consider that as our principal market. Our valuation policy considers the fact that no ready market exists for substantially all of our investments and that fair value for our investments must typically be determined using unobservable inputs.
Enterprise Value Waterfall Methodology
For investments in portfolio companies for which we have identified the M&A market as the principal market, we estimate the fair value based on the enterprise value waterfall (“Enterprise Value Waterfall”) valuation methodology. For minority equity securities in which the principal market is the hypothetical secondary market, we also estimate the fair value using the Enterprise Value Waterfall valuation methodology.
Under the Enterprise Value Waterfall valuation methodology, we estimate the enterprise value of the portfolio company and then waterfall the enterprise value over the portfolio company’s securities in order of their preference relative to one another. The Enterprise Value Waterfall valuation methodology assumes the loans and equity securities are sold together to the same market participant in the M&A market which we believe is consistent with how market participants would transact for these items in order to maximise their value. In applying the Enterprise Value Waterfall valuation methodology, we consider that in a change of control transaction our loans are generally required to be repaid at par and that a buyer cannot assume the loans.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

To estimate the enterprise value of the portfolio company, we prepare an analysis of traditional valuation methodologies including valuations of comparable public companies, recent sales of private and public comparable companies, discounting the forecasted cash flows of the portfolio company, estimating the liquidation or collateral value of the portfolio company’s assets, third party valuations of the portfolio company, offers from third parties to buy the company and considering the value of recent investments in the equity securities of the portfolio company. Significant inputs in these valuation methodologies to estimate enterprise value include the historical or projected operating results of the portfolio company, selection of comparable companies, discounts or premiums to the prices of comparable companies and discount rates applied to the forecasted cash flows. The operating results of a portfolio company may be unaudited, projected or pro forma financial information and may require adjustments for non-recurring items or to normalise the operating results that may require significant judgment in its determination. In evaluating the operating results, we also analyse the impact of exposure to litigation, loss of customers or other contingencies. The selection of a population of comparable companies requires significant judgment including a qualitative and quantitative analysis of the comparability of the companies. In determining a discount or premium, if any, to prices of comparable companies, we use significant judgment for factors such as size, marketability and relative performance. In determining a discount rate to apply to forecasted cash flows, we use significant judgment in the development of an appropriate discount rate including the evaluation of an appropriate risk premium. Further, a change in the future growth assumptions in projected future financial results could have a directionally opposite change in the assumptions used for determining an appropriate discount rate.
In valuing convertible debt, equity or other similar securities, we value our investment based on its priority in the waterfall and based on our pro rata share of the residual equity value available after deducting all outstanding debt from the estimated enterprise value. We value non-convertible debt securities at the face amount of the debt to the extent that the estimated enterprise value of the portfolio company exceeds the outstanding debt of the portfolio company. If the estimated enterprise value is less than the outstanding debt of the company, we reduce the value of our debt investment beginning with the most junior debt such that the enterprise value less the value of the outstanding debt is zero.
Market Yield Valuation Methodology
For debt and redeemable preferred equity investments in portfolio companies for which we are required to identify the hypothetical secondary market as the principal market, we determine the fair value based on the assumptions that hypothetical market participants would use to value the security in a current hypothetical sale using a market yield (“Market Yield”) valuation methodology based on an exchange valuation premise under ASC 820.
For debt and redeemable preferred equity of our private finance portfolio for which we do not control or cannot gain control as of the measurement date, we estimate the fair value based on such factors as third-party broker quotes and our own assumptions in the absence of market observable data, including estimated remaining life, current market yield and interest rate spreads of similar loans and securities as of the measurement date. We weight the use of third-party broker quotes, if any, in determining fair value based on our understanding of the level of actual transactions used by the broker to develop the quote and whether the quote was an indicative price or binding offer. We estimate the remaining life based on market data of the average life of similar loans. However, if we have information available to us that the loan is expected to be repaid in the near term, we would use an estimated life based on the expected repayment date, including considering the current maturity date of the loan. The average life used to estimate the fair value of our loans may be shorter than the legal maturity of the loans since our loans have historically been prepaid prior to the maturity date. The current interest rate spreads used to estimate the fair value of our loans are based on our experience of current interest rate spreads on similar loans. We use significant judgment in determining the estimated remaining life as well as the current market yield and interest rate spreads. If there is a significant deterioration in the credit quality of a loan, we may consider other factors that a hypothetical market participant would use to estimate fair value, including the proceeds that would be received in a liquidation analysis.
We also value our investments in securities of collateralised debt obligations and collateralised loan obligations (“Structured Products”) using the Market Yield valuation methodology. We estimate the fair value based on such factors as third-party broker quotes, sales of the same or similar securities, and our cash flow forecasts subject to assumptions a market participant would use regarding the investments’ underlying collateral including, but not limited to, assumptions of default and recovery rates, reinvestment spreads and prepayment rates. Cash flow forecasts are discounted using a market participant’s market yield assumptions that are derived from multiple sources including, but not limited to, third-party broker quotes, industry research reports, and transactions of securities and indices with similar structure and risk characteristics. We weight the use of third-party broker quotes, if any, in determining fair value based on our understanding of the level of actual transactions used by the broker to develop the quote, whether the quote was an

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

indicative price or binding offer, depth and consistency of broker quotes and the correlation of changes in broker quotes with underlying performance and other market indices.
Cash and Cash Equivalents
Cash and cash equivalents consist of demand deposits and highly liquid investments with original maturities of three months or less. Cash and cash equivalents are carried at cost which is equivalent to fair value.
Restricted Cash
Cash accounts restricted per our secured credit facilities for collection of interest and principal payments that are required to be used to pay interest and principal on the credit facility are classified as restricted cash. In addition, cash accounts restricted as reserves per our secured credit facilities are classified as restricted cash. Restricted cash also includes cash posted as collateral against various derivative contracts. Restricted cash is carried at cost which approximates fair value.
Loans to Investment Manager Employees
Loans to employees of the Investment Manager are recorded at fair value. This is calculated by taking the outstanding principal amount of the loans and reducing it to the fair value of the shares associated with the arrangement. The face value of the loan is revalued to fair market value at each balance sheet date, with the movement being recognised in net unrealised appreciation (depreciation) of investments on the Consolidated Statements of Operations.
Interest and Dividend Income Recognition
Interest income is recorded on an accruals basis to the extent that such amounts are expected to be collected. Original issue discount (“OID”) and purchase discounts and premiums are accreted into interest income using the effective interest method. In addition to loans originally issued below par, OID also includes the value of detachable equity warrants obtained in conjunction with the origination of debt securities and loan origination fees that represent yield enhancement. Dividend income is recognised on the ex-dividend date for common equity securities and on an accruals basis for preferred equity securities to the extent that such amounts are expected to be collected or realised. In determining the amount of dividend income to recognise, if any, from cash distributions on common equity securities, we will assess many factors including a portfolio company’s cumulative undistributed income and operating cash flow. Cash distributions from common equity securities received in excess of such undistributed amount are recorded first as a reduction of our investment and then as a realised gain on investment. We stop accruing interest or dividends on our investments when it is determined that the interest or dividend is not collectible. We assess the collectability of the interest and dividends based on many factors including the portfolio company’s ability to service our loan based on current and projected cash flows as well as the current valuation of the enterprise. For investments with payment-in-kind (“PIK”) interest and cumulative dividends, we base income and dividend accruals on the valuation of the PIK notes or securities received from the borrower or redemption value of the security. If the portfolio company valuation indicates a value of the PIK notes or securities that is not sufficient to cover the contractual interest or dividend, we will generally not accrue interest or dividend income on the notes or securities and record an allowance for any accrued interest or dividend receivable as a reduction of interest or dividend income in the period we determine it is not collectible.
Interest income on Structured Products is recognised on the effective interest method as required by FASB ASC 325-40, Investments-Other, Beneficial Interests in Securitized Financial Assets (“ASC 325-40”). Under ASC 325-40, at the time of purchase, we estimate the future expected cash flows and determine the effective interest rate based on these estimated cash flows and our cost basis. Subsequent to the purchase and on a quarterly basis, these estimated cash flows are updated and a revised yield is calculated prospectively based on the current amortised cost of the investment. To the extent the current quarterly estimated cash flows decrease from the prior quarterly estimated cash flows, the revised yield is calculated prospectively based on the amortised cost basis of the investment calculated in accordance with ASC 320-10-35, Investment-Debt and Equity Securities. In estimating these cash flows, there are a number of assumptions that are subject to uncertainties and contingencies. These include the amount and timing of principal payments (including prepayments, repurchases, defaults and liquidations), the pass through or coupon rate, and interest rate fluctuations. In addition, interest payment shortfalls due to delinquencies on the underlying loans and the timing of and magnitude of projected credit losses on the loans underlying the securities have to be estimated. These uncertainties and contingencies are difficult to predict and are subject to future events that may impact our estimates and interest income. As a result, actual results may differ significantly from these estimates.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Realised Gains or Losses and Unrealised Appreciation or Depreciation of Portfolio Investments
Realised gains or losses (“net realised gain (loss) on investments”) are recorded at the disposal of an investment and are the difference between the net proceeds from the sale and the cost of the investment using the specific identification method. We include the fair value of all financial assets received in our net sale proceeds in determining the realised gain or loss at disposal, including anticipated sale proceeds held in escrow at the time of sale. For an investment with a fair value of zero, we record a realised loss on the investment in the period we record a loss for taxation purposes. Unrealised appreciation or depreciation (“net unrealised appreciation (depreciation) of investments”) reflects the movement in the difference between the Board of Directors’ valuation of the investments and the cost of the investments.
Derivative Financial Instruments
We use interest rate and currency derivative financial instruments to manage interest rate, currency and market risk. We have policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. We do not hold or issue derivative financial instruments for speculative purposes. All derivative financial instruments are recorded at fair value with changes in value reflected in net unrealised appreciation (depreciation) of investments on the Consolidated Statements of Operations during the reporting period. For currency derivatives, the fair value is based on the estimated net present value of the future cash flows using the exchange rate in effect at the balance sheet date. The fair value of interest rate and market risk based derivative agreements is based on the estimated net present value of the future cash flows using a forward interest rate yield curve in effect as of the measurement date. The fair value of derivative financial instruments is adjusted for non-performance risk, if any, including an evaluation of our credit risk and our counterparty’s credit risk.
Our derivatives are considered economic hedges that do not qualify for hedge accounting under FASB ASC Topic 815, Derivatives and Hedging. We record the accrual of the periodic settlements of interest rate and currency derivatives in net unrealised appreciation (depreciation) of investments on the Consolidated Statements of Operations and subsequently record the amount in net realised gains (losses) on investments on the Consolidated Statements of Operations on the settlement date.
Distributions to Shareholders
Distributions to shareholders are recorded on the approval date.
Income Taxes
European Capital Limited is a Guernsey incorporated entity which is exempt from corporate income tax under The Income Tax (Exempt Bodies) (Guernsey) Ordinance, 1989. This exemption does not apply to its subsidiary entities.
European Capital S.A. SICAR is structured as a société d'investissement en capital à risque (‘SICAR’), a specific type of Luxembourg investment vehicle. European Capital S.A. SICAR is subject to tax in Luxembourg at a combined corporate income tax rate of 29.22% in 2013 (2012: 28.80%; 2011: 28.80%) (the rate for Luxembourg City)). However, specific tax exemptions apply to entities incorporated under the SICAR regime, the key one being that income and gains recognised by a SICAR from investments in risk bearing ‘transferable securities’ are exempt from Luxembourg corporate income taxes. We operate to structure the investments of European Capital S.A. SICAR as transferable securities and as such the majority of its income should fall within this exemption.
ECAS S.à r.l. and ECAS II S.à r.l. are Sociétés à responsabilité limitée (“S.à r.l.”), corporate companies comparable to limited liability companies. Luxembourg S.à r.l.’s are not tax transparent under Luxembourg law and as such ECAS S.à r.l. and ECAS II S.à r.l. are fully subject to corporate income tax at a combined rate of 29.22% in 2013 (2012: 28.80%; 2011: 28.80%) (the rate for Luxembourg City) on their income. However, as a result of adjustments made under Luxembourg tax law, the taxable profits of ECAS S.à r.l. and ECAS II S.à r.l. can be lower than their accounting profits.
ECAS 2011-1 Loan B.V. is incorporated in The Netherlands as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid). Companies of this nature are fully subject to corporate income tax on their profits; as such ECAS 2011-1 Loan B.V. is subject to corporate income tax at a combined rate of 20% in 2013 (2012: 20%; 2011: 20%) on its taxable income.
Debt
Debt is stated at the amount payable, net of any unamortised premium or discount.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Deferred Financing Costs
Financing costs related to long-term debt obligations are deferred and amortised over the life of the debt using the effective interest rate method.
Redeemable Preferred Shares
European Capital’s redeemable preferred shares are considered mandatorily redeemable financial instruments that are considered freestanding financial liabilities under FASB ASC Topic 480, “Distinguishing Liabilities from Equity.” In addition, European Capital elected the fair value option for the redeemable preferred shares under FASB ASC Topic 825, “Financial Instruments.” Accordingly, European Capital records the financial liability of the redeemable preferred shares at fair value in other liabilities in the accompanying Consolidated Balance Sheets with the changes in fair value recorded in net unrealised appreciation (depreciation) of investments in the accompanying Consolidated Statements of Operations.
Foreign Exchange Gains and Losses
The consolidated accounts are presented in euro, which is the functional and reporting currency of European Capital. Foreign currency transactions are translated into the functional currency using exchange rates prevailing, or approximating thereto, at the date of the transaction. Foreign exchange gains and losses resulting from the settlement of these transactions are recognised as foreign currency gains (losses) in the accompanying Consolidated Statements of Operations. Gains and losses arising from the translation of monetary assets and liabilities not denominated in the functional currency at period end exchange rates are recognised as foreign currency appreciation (depreciation) in the accompanying Consolidated Statements of Operations. Gains and losses arising from the translation of changes in value of investments not denominated in the functional currency at period end exchange rates are recognised as net unrealised appreciation (depreciation) of investments in the accompanying Consolidated Statements of Operations.
Transfer of Financial Assets
For a transfer of financial assets to be considered a sale, the transfer must meet the sale criteria of ASC 860 under which we must surrender control over the transferred assets. The assets must be isolated from us, even in bankruptcy or other receivership; the purchaser must have the right to pledge or sell the assets transferred and we may not have an option or obligation to reacquire the assets. If the sale criteria are not met, the transfer is considered to be a secured borrowing, the assets remain on our Consolidated Balance Sheets and the sale proceeds are recognised as a liability.
Recent Accounting Pronouncements
In February 2013, the FASB issued Accounting Standards Update (“ASU”) No. 2013-04, Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date (a consensus of the FASB Emerging Issues Task Force) (“ASU 2013-04”). ASU 2013-04 provides guidance on the recognition, measurement and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is considered fixed at the reporting date. The requirements of ASU 2013-04 apply to all obligations resulting from joint and several liability arrangements for which the total amount under the arrangement is fixed at the reporting date except for specific obligations otherwise accounted for in the FASB codification. ASU 2013-04 is effective for all prior periods in fiscal years beginning on or after December 15, 2013 and interim reporting periods within those years and should be applied retrospectively to obligations with joint-and-several liabilities existing at the beginning of the fiscal year of adoption. Early adoption is permitted. We do not believe the adoption of ASU 2013-04 will have a material impact on our consolidated financial statements.
In June 2013, the FASB issued ASU No. 2013-08, Financial Services-Investment Companies (Topic 946): Amendments to the Scope, Measurement, and Disclosure Requirements (“ASU 2013-08”). ASU 2013-08 changes the approach to the assessment of whether a company is an investment company, clarifies the characteristics of an investment company, provides comprehensive guidance for the investment company assessment and contains certain disclosure requirements. ASU 2013-08 is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2013. Earlier application is prohibited. We do not believe the adoption of ASU 2013-08 will have a material impact on our consolidated financial statements.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Note 3. Investments
The following table shows the breakdown of the cost and fair value by asset class of our portfolio investments as of 31 December 2013 and 2012:

	31 December 2013		31 December 2012
	(audited)		(unaudited)
	Cost	Fair Value	Cost	Fair Value
Senior debt	€262,802	€208,680	€408,100	€303,973
Mezzanine debt	313,395	197,027	731,818	482,190
Convertible bonds	99,573	23,091	34,029	20,966
Preferred stock	204,942	166,272	194,298	167,341
Common stock	135,694	140,626	262,527	120,008
Equity warrants	—	17,932	—	14,648
Structured Products	14,784	16,547	19,341	17,736
Total	€1,031,190	€770,175	€1,650,113	€1,126,862

The levels of fair value inputs used to measure our investments are characterised in accordance with the fair value hierarchy established by ASC 820. Where inputs for an asset or liability fall in more than one level in the fair value hierarchy, the investment is classified in its entirety based on the lowest level input that is significant to that investment’s fair value measurement. We use judgment and consider factors specific to the investment in determining the significance of an input to a fair value measurement. The three levels of the fair value hierarchy and investments that fall into each of the levels are described below:

•
Level 1: Level 1 are unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. We use Level 1 inputs for investments in publicly traded unrestricted securities. Such investments are valued at the closing price on the measurement date.

•	Level 2: Level 2 are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability either directly or indirectly

•	Level 3: Level 3 are unobservable and cannot be corroborated by observable market data. See Note 2 for the investment valuation policies used to determine the fair value of these investments.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following fair value hierarchy table sets forth our assets and liabilities that are measured at fair value on a recurring basis by level as of 31 December 2013 and 2012:

	31 December 2013
	(audited)
	Level 1	Level 2	Level 3	Total
Senior debt	€—	€—	€208,680	€208,680
Mezzanine debt	—	—	197,027	197,027
Convertible bonds	—	—	23,091	23,091
Preferred stock	—	—	166,272	166,272
Common stock	—	—	140,626	140,626
Equity warrants	—	—	17,932	17,932
Structured Products	—	—	16,547	16,547
Investments at fair value	—	—	770,175	770,175
Derivative agreements, net	—	(1,410)	—	(1,410)
Redeemable preferred shares	—	—	(53,705)	(53,705)
Total liabilities	—	(1,410)	(53,705)	(55,115)
Total	€—	€(1,410)	€716,470	€715,060

	31 December 2012
	(unaudited)
	Level 1	Level 2	Level 3	Total
Senior debt	€—	€58,959	€245,014	€303,973
Mezzanine debt	—	—	482,190	482,190
Convertible bonds	—	—	20,966	20,966
Preferred stock	—	—	167,341	167,341
Common stock	—	—	120,008	120,008
Equity warrants	—	—	14,648	14,648
Structured Products	—	—	17,736	17,736
Investments at fair value	—	58,959	1,067,903	1,126,862
Derivative agreements, net	—	(26,562)	—	(26,562)
Redeemable preferred shares	—	—	(36,393)	(36,393)
Total liabilities	—	(26,562)	(36,393)	(62,955)
Total	€—	€32,397	€1,031,510	€1,063,907

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following table sets forth a summary of changes in the fair value of investments and redeemable preferred shares measured using Level 3 inputs during the years ended 31 December 2013 and 2012:

(audited)	Senior debt	Mezzanine debt	Convertible bonds	Preferred stock	Common stock	Equity warrants	Structured products	Redeemable preferred shares	Total
Balance, 31 December 2012	€245,014	€482,190	€20,966	€167,341	€120,008	€14,648	€17,736	€(36,393)	€1,031,510
Realised Gain (Loss) (1)	(16,665)	(47,512)	(13,763)	(3,065)	(61,324)	2,720	—	(1,372)	(140,981)
Reversal of Prior Period (Appreciation) Depreciation on Realisation (2)	8,549	41,727	13,767	2,833	67,809	(1,136)	—	1,372	134,921
Unrealised Appreciation (Depreciation) (2)(3)	42,998	95,929	(77,186)	(12,106)	74,394	4,420	3,368	(15,940)	115,877
Purchases (4)	69,569	33,754	2,126	18,041	—	12	2,155	—	125,657
Sales (5)	(37,609)	(37,412)	—	(13,178)	(57,990)	(2,732)	—	—	(148,921)
Settlements, net (6)	(101,131)	(364,212)	77,181	9,500	1,708	—	(6,712)	(1,372)	(385,038)
Exchange	(2,045)	(7,437)	—	(3,094)	(3,979)	—	—	—	(16,555)
Balance, 31 December 2013	€208,680	€197,027	€23,091	€166,272	€140,626	€17,932	€16,547	€(53,705)	€716,470

(unaudited)	Senior debt	Mezzanine debt	Convertible bonds	Preferred stock	Common stock	Equity warrants	Structured products	Redeemable preferred shares	Total
Balance, 31 December 2011	€182,005	€530,033	€19,262	€146,624	€74,404	€7,659	€13,620	€(32,864)	€940,743
Realised Gain (Loss) (1)	1,861	(201)	—	—	(1)	1,561	—	(276)	2,944
Reversal of Prior Period Depreciation on Realisation (2)	1,465	689	—	—	37	—	—	276	2,467
Unrealised Appreciation (Depreciation) (2)(3)	15,147	(12,032)	—	(3,228)	39,437	6,989	7,353	(3,834)	49,832
Purchases (4)	79,452	7,422	1,949	21,012	3,002	—	2,007	(3)	114,841
Sales (5)	(1,809)	—	(245)	—	(266)	(1,561)	—	—	(3,881)
Settlements, net (6)	(34,291)	(43,967)	—	—	—	—	(5,244)	308	(83,194)
Exchange	1,184	246	—	2,933	3,395	—	—	—	7,758
Balance, 31 December 2012	€245,014	€482,190	€20,966	€167,341	€120,008	€14,648	€17,736	€(36,393)	€1,031,510

(1)
Included in net realised gain (loss) on investments in the Consolidated Statements of Operations. Excludes gain (loss) on foreign currency transactions on assets and liabilities that are denominated in a foreign currency. Also, excludes realised gain (loss) from other assets and liabilities not measured at fair value.

(2)	Included in net unrealised appreciation (depreciation) on investments in the Consolidated Statements of Operations.

(3)	Excludes unrealised appreciation (depreciation) related to foreign currency translation of assets and liabilities not measured at fair value that are denominated in a foreign currency.

(4)
Includes increases in the cost basis of investments resulting from new and add-on portfolio investments, the accrual or allowance of PIK interest or cumulative dividends and the amortisation of discounts, premiums and closing fees.

(5)	Includes the sale of equity investments, collection of cumulative dividends, loan syndications and loan sales.

(6)	Includes principal repayments on debt investments, collection of PIK interest, collection of accreted loan discounts, the exchange of one or more existing securities for one or more new securities.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Significant Unobservable Inputs
The following table summarises the significant unobservable inputs in the fair value measurements of our Level 3 investments and redeemable preferred shares by category of investment and valuation technique as of 31 December 2013:

(audited)				Range
	Fair Value	Valuation Technique	Unobservable Input	Minimum	Maximum	Weighted Average
ENTERPRISE VALUE WATERFALL METHODOLOGY
Senior Debt	€19,045	Discounted cash flow	Weighted average cost of capital	12%	17%	15%
			Long-term growth rate	2%	3%	3%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(50%)	(25%)	(37%)
			Control premium	17%	17%	17%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(50%)	10%	(10%)
Mezzanine Debt	54,694	Discounted cash flow	Weighted average cost of capital	11%	28%	13%
			Long-term growth rate	2%	4%	3%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(60%)	(5%)	(32%)
			Control premium	14%	22%	17%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(50%)	10%	(2%)
Preferred Stock and Convertible Bonds	181,495	Discounted cash flow	Weighted average cost of capital	8%	28%	13%
			Long-term growth rate	3%	4%	4%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(45%)	13%	(24%)
			Control premium	8%	22%	18%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(30%)	25%	(14%)
Common Stock	140,626	Discounted cash flow	Weighted average cost of capital	8%	28%	12%
			Long-term growth rate	2%	4%	4%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(55%)	13%	(24%)
			Control premium	8%	22%	20%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(35%)	25%	(17%)
Equity Warrants	17,932	Discounted cash flow	Weighted average cost of capital	11%	12%	12%
			Long-term growth rate	4%	4%	4%
		Comparable public companies	Discount or Premium to multiples of comparable companies	(30%)	—%	(7%)
			Control premium	22%	22%	22%
		Comparable M&A transactions	Discount or Premium to multiples of comparable transactions	(35%)	(25%)	(25%)
Redeemable Preferred Shares	(53,705)	Discounted cash flow	Weighted average cost of capital	17%	17%	17%
			(Discount) due to lack of control and marketability	(30%)	(30%)	(30%)

MARKET YIELD METHODOLOGY
Senior Debt	189,635	Discounted cash flow	Market yield	7%	19%	11%
			Time to exit (Yrs)	2.7 yrs	4.0 yrs	3.5 yrs
Mezzanine Debt	142,333	Discounted cash flow	Market yield	10%	23%	14%
			Time to exit (Yrs)	0.3 yrs	4.0 yrs	1.9 yrs
Preferred Stock and Convertible Bonds	7,868	Discounted cash flow	Market yield	14%	16%	15%
			Time to exit (Yrs)	0.3 yrs	0.3 yrs	0.3 yrs
Structured Products	16,547	Discounted cash flow	Discount rate	10%	12%	11%
			Constant Prepayment Rate	30%	30%	30%
			Constant Default Rate	20%	20%	20%
Total	€716,470

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following table summarises the significant unobservable inputs in the fair value measurements of our Level 3 investments and redeemable preferred shares by category of investment and valuation technique as of 31 December 2012:

(unaudited)				Range
	Fair Value	Valuation Technique	Unobservable Input	Minimum	Maximum	Weighted Average
ENTERPRISE VALUE WATERFALL METHODOLOGY
Senior Debt	€16,145	Enterprise discounted cash flows	Discount rate	11%	16%	13%
			Terminal value growth rate	3%	3%	3%
		Public Comparable companies	Premium or (discount) to multiples of comparable companies	(40%)	(10%)	(32%)
			Control premium	—%	23%	23%
		Sales of comparable companies	Premium or (discount) to multiples of comparable transactions	(45%)	5%	(18%)
Mezzanine Debt	131,453	Enterprise discounted cash flows	Discount rate	11%	18%	14%
			Terminal value growth rate	2%	4%	3%
		Public Comparable companies	Premium or (discount) to multiples of comparable companies	(40%)	10%	(10%)
			Control premium	17%	24%	22%
		Sales of comparable companies	Premium or (discount) to multiples of comparable transactions	(45%)	5%	(7%)
Preferred Stock and Convertible Bonds	181,608	Enterprise discounted cash flows	Discount rate	11%	18%	14%
			Terminal value growth rate	3%	4%	4%
		Public Comparable companies	Premium or (discount) to multiples of comparable companies	(40%)	10%	(4%)
			Control premium	17%	24%	22%
		Sales of comparable companies	Premium or (discount) to multiples of comparable transactions	(50%)	15%	(32%)
Common Equity	120,008	Enterprise discounted cash flows	Discount rate	10%	18%	15%
			Terminal value growth rate	2%	4%	3%
		Public Comparable companies	Premium or (discount) to multiples of comparable companies	(40%)	10%	1%
			Control premium	17%	24%	21%
		Sales of comparable companies	Premium or (discount) to multiples of comparable transactions	(50%)	25%	(3%)
Equity Warrants	14,648	Enterprise discounted cash flows	Discount rate	11%	16%	13%
			Terminal value growth rate	3%	4%	4%
		Public Comparable companies	Premium or (discount) to multiples of comparable companies	(10%)	30%	9%
			Control premium	22%	22%	22%
		Sales of comparable companies	Premium or (discount) to multiples of comparable transactions	(30%)	(10%)	(30%)
Redeemable Preferred Shares	(36,393)	Enterprise discounted cash flows	Discount rate	19%	19%	19%
			(Discount) due to lack of control and marketability	(35%)	(35%)	(35%)

MARKET YIELD METHODOLOGY
Senior Debt	228,869	Enterprise discounted cash flows	Market yield	7%	22%	15%
			Estimated remaining life	0.5 yrs	4.0 yrs	3.1 yrs
Mezzanine Debt	350,737	Enterprise discounted cash flows	Market yield	6%	25%	14%
			Estimated remaining life	0.5 yrs	4.0 yrs	3.1 yrs
Preferred Stock and Convertible Bonds	6,699	Enterprise discounted cash flows	Market yield	15%	16%	16%
			Estimated remaining life	4.0 yrs	4.0 yrs	4.0 yrs
Structured Products	17,736	Enterprise discounted cash flows	Discount rate	1.9%	3.6%	2.7%
			Constant prepayment Rate	30%	30%	30%
			Constant default Rate	2%	4%	4%
Total	€1,031,510

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

As of 31 December 2013, eight (audited) (2012: fourteen (unaudited)) portfolio companies with loans at cost totalling €151,068 (audited) (2012: €307,173 (unaudited)) and at fair value totalling €18,623 (audited) (2012: €59,975 (unaudited)) were on non-accrual status and €372 (audited) were past due (2012: €nil (unaudited)).
The following table show the composition summaries of our investment portfolio at cost and fair value as a percentage of total investments as of 31 December 2013 and 31 December 2012:

	31 December 2013	31 December 2012
	(audited)	(unaudited)
COST
Subordinated debt	30.4%	44.3%
Senior debt	25.5%	24.7%
Preferred equity	19.9%	11.8%
Common equity	13.2%	15.9%
Convertible bonds	9.6%	2.1%
Structured Products	1.4%	1.2%
Equity warrants	—%	—%
	100.0%	100.0%

	31 December 2013	31 December 2012
	(audited)	(unaudited)
FAIR VALUE
Senior debt	27.1%	27.0%
Subordinated debt	25.6%	42.8%
Preferred equity	21.6%	14.9%
Common equity	18.3%	10.5%
Convertible bonds	3.0%	1.9%
Equity warrants	2.3%	1.3%
Structured Products	2.1%	1.6%
	100.0%	100.0%

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

We use the Global Industry Classification Standard for classifying the industry groupings of our portfolio companies. The following table shows the portfolio composition by industry grouping at cost and at fair value as a percentage of total investments as of 31 December 2013 and 31 December 2012:

	31 December 2013	31 December 2012
	(audited)	(unaudited)
COST
Household Durables	12.0%	8.1%
Household Products	11.5%	7.5%
Commercial Services & Supplies	11.4%	9.9%
Textiles, Apparel & Luxury Goods	7.9%	6.0%
Specialty Retail	7.0%	4.9%
Food Products	6.0%	11.7%
Health Care Equipment & Supplies	5.4%	4.7%
Software	5.1%	6.1%
Marine	4.9%	3.0%
Oil, Gas & Consumable Fuels	4.9%	2.8%
Diversified Financial Services	4.0%	2.4%
Building Products	3.8%	3.6%
Machinery	3.7%	6.0%
Diversified Consumer Services	3.6%	—%
Chemicals	2.8%	2.2%
Energy Equipment & Services	2.0%	1.7%
Air Freight & Logistics	1.6%	3.6%
Hotels, Restaurants & Leisure	1.3%	1.2%
Electronic Equipment, Instruments & Components	1.1%	4.8%
Other	—%	9.8%
	100.0%	100.0%

	31 December 2013	31 December 2012
	(audited)	(unaudited)
FAIR VALUE
Household Products	27.3%	15.1%
Textiles, Apparel & Luxury Goods	9.8%	6.9%
Food Products	7.7%	12.8%
Household Durables	7.0%	3.0%
Building Products	6.6%	5.5%
Oil, Gas & Consumable Fuels	6.4%	3.8%
Commercial Services & Supplies	6.2%	5.7%
Specialty Retail	6.1%	4.0%
Diversified Financial Services	5.6%	3.1%
Diversified Consumer Services	4.9%	—%
Software	4.1%	7.9%
Energy Equipment & Services	2.5%	2.7%
Electronic Equipment, Instruments & Components	1.4%	7.6%
Hotels, Restaurants & Leisure	1.3%	1.2%
Health Care Equipment & Supplies	1.1%	0.2%
Other	2.0%	20.5%
	100.0%	100.0%

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

The following table shows the portfolio composition by geographic location at cost and at fair value as a percentage of total investments, excluding Structured Products as of 31 December 2013 and 31 December 2012. The geographic composition is determined by the country of incorporation of the company issuing the security.

	31 December 2013	31 December 2012
	(audited)	(unaudited)
COST
France	51.3%	41.6%
United Kingdom	34.4%	37.9%
Germany	8.7%	7.5%
Sweden	3.2%	2.9%
Grand Cayman	1.0%	0.8%
Other	1.4%	9.3%
	100.0%	100.0%

	31 December 2013	31 December 2012
	(audited)	(unaudited)
FAIR VALUE
United Kingdom	49.8%	42.7%
France	40.1%	34.7%
Germany	8.3%	10.1%
Netherlands	0.4%	0.3%
Sweden	1.4%	1.3%
Other	—%	10.9%
	100.0%	100.0%
Note 4. Derivatives
Where required, we enter into interest rate and foreign exchange swap agreements to manage interest rate and foreign currency risk and previously to fulfil obligations under the terms of our asset securitisations. We may also enter into other derivative agreements such as total return swaps. As of 31 December 2013, we did not have any obligations under asset securitisations and therefore no open positions in relation to interest rate or foreign exchange swap agreements. We do not hold or issue interest rate or foreign exchange swap agreements for speculative purposes. As of 31 December 2013 European Capital was in a liability position of €1,410 (audited) (2012: €730 (unaudited)) in relation to a total return swap with American Capital concerning one of European Capital’s current investments. The amount of this liability position is subject to change and is based on the valuation of the underlying investment. Under the terms of the agreement it is due for settlement only on ultimate disposal of the underlying investment.
We fair value our derivatives in accordance with ASC 820. All derivative financial instruments are recorded at fair value with changes in value reflected in net unrealised appreciation (depreciation) of investments during the reporting period. The fair value of our swap agreements is based on an income approach using a discounted cash flow methodology. Significant inputs to the discounted future cash flow methodology include forward interest rate yield curves and exchange rates in effect as of the end of the measurement period and an evaluation of both our and our counterparty’s credit risk that consider collateral requirements, credit enhancements and the impact of netting arrangements.
We have entered into foreign exchange swap agreements where we generally receive a floating rate based on EURIBOR and pay a floating rate based on the appropriate index of the non-euro currency. The fair value of our foreign exchange derivative agreements are identified as separate items on our Consolidated Balance Sheets. There are no credit risk-related contingent features contained in any of our derivative transactions.
We record the accrual of periodic interest settlements of interest rate swap agreements in net unrealised appreciation (depreciation) of investments and subsequently record the cash payments as a net realised gain (loss) on investments on the interest settlement date, offset by a reversal of unrealised appreciation or depreciation. The cash payments are classified under investing activities in our Consolidated Statements of Cash Flows. Cash payments received or paid for the termination of an interest rate swap agreement are recorded as a realised gain or loss upon termination in our Consolidated Statements of Operations and are classified under investing activities in our Consolidated Statements of Cash Flows.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

During the year ended 31 December 2013, we recorded €2,753 net unrealised depreciation (audited) (2012: €7,079 of net unrealised appreciation (unaudited); 2011: €599 of net unrealised depreciation (unaudited)), from derivative agreements in the financial statement line item net unrealised appreciation (depreciation) of investments in our Consolidated Statements of Operations.
During the year ended 31 December 2013, we recorded a net realised loss of €18,030 (audited) (2012: €6,597 of net realised loss (unaudited); 2011: €3,492 of net realised gain (unaudited)), in the financial statement line item net realised losses on investments in our Consolidated Statements of Operations. During the year ended 31 December 2013, cash termination payments and receipts totalling €14,080 (audited) (2012: €4,093 (unaudited); 2011: €143 (unaudited)) and €Nil (audited) (2012: €231 (unaudited); 2011: €841 (unaudited)) respectively, were made and received to settle terminated derivative agreements, which are recorded as a net realised loss in the financial statement line item net realised losses on investments in our Consolidated Statements of Operations.
Note 5. Debt
Our debt obligations, including accrued interest and unused commitment fees recorded at cost, consisted of the following:

	31 December 2013	31 December 2012
	(audited)	(unaudited)
2011-1 Loan B.V. Securitisation, €288,000 (maturing 2024)	€—	€249,824
Unsecured senior notes, Series 2006-I, €52,000 (maturing 2022)	52,262	52,255
Unsecured senior notes, Series 2007-I, $37,500 (maturing 2022)	27,446	28,596
Unsecured senior notes, Series 2007-II, $37,500 (maturing 2022)	27,446	28,596
Unsecured revolving credit facility, $75,000 commitment (maturing June 2015)	—	82,575
Total	€107,154	€441,846
The weighted average debt balance for the year ended 31 December 2013 was €289,663 (audited) (2012: €450,519 (unaudited)). The weighted average interest rate on all of our borrowings, including amortisation of deferred financing costs, for the year ended 31 December 2013 was 5.2% (audited) (2012: 5.3% (unaudited); 2011: 6.0% (unaudited)). All covenants were complied with as of 31 December 2013 (audited) and 31 December 2012 (unaudited).
As of 31 December 2013, the aggregate fair value of the above borrowings was €70,828 (audited) (2012: €366,490 (unaudited)). The fair values of our debt obligations are determined in accordance with ASC 820, which defines fair value in terms of the price that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions and are measured using Level 2 inputs. It assumes that the liability is transferred to a market participant at the measurement date and that the non-performance risk relating to that liability is the same before and after the transfer. Non performance risk refers to the risk that the obligation will not be fulfilled and affects the value at which the liability is transferred. The fair value of our debt obligations is estimated based upon market interest rates for entities with similar credit risk, adjusted for non-performance risk, if any, based on qualitative and/or quantitative evaluation of our credit risk.
Future Debt Maturities
The expected maturities of our debt obligations as of 31 December 2013 were as follows.

(audited)
2014	€680
2015	—
2016	—
2017	—
2018	—
Thereafter	106,474
Total	€107,154

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

2011-1 Loan B.V. Securitisation
In June 2011, European Capital completed an €864,190 asset securitisation. In connection with the transaction ECAS 2011-1 Loan B.V., an entity consolidated by European Capital Limited, issued €288,000 Senior Secured Floating Rate Notes, €415,000 Class B Notes and €161,190 Subordinated Notes. The Senior Secured Floating Rate Notes were sold to institutional investors at a discount of 1% of par and are shown on the Consolidated Balance Sheets net of the unamortised original issue discount. European Capital retained the Class B Notes and the Subordinated Notes. The notes were collateralised by the assets of ECAS 2011-1 Loan B.V. that had a fair value as of 31 December 2013 of €nil (audited) (2012: €641,758 (unaudited)).
The Senior Secured Floating Rate Notes had a floating rate of EURIBOR plus a margin of 3.20%, payable semi-annually. The senior notes were admitted to the Daily Official List of the Irish Stock Exchange.
The notes contained customary default provisions and were due to mature in June 2024, unless redeemed or repaid prior to such date.
Principal proceeds received on the underlying collateral were available to be reinvested during the reinvestment period provided that the reinvestment was in assets that are in compliance with certain criteria and took place before the third quarterly payment date following the date of the principal repayment. The reinvestment period was for two years after the date of the securitisation, with the final reinvestment to be completed prior to December 2013. If reinvestment had not taken place then the principal proceeds were first used to pay down the senior class notes.
If a collateralised asset became a defaulted obligation, and its market value was less than 80%, and the underlying borrower was subject to insolvency proceedings and is not currently paying interest and principal as required, we were required to deposit into a reserve account interest receipts equal to the principal amount of the defaulted collateral before payment may be made to the Subordinated Notes retained by European Capital. As of 31 December 2013 there were €nil (audited) and €nil (audited) (2012: €115,290 (unaudited), and €11,497 (unaudited)) of collateralised assets at cost and fair value respectively, which were defaulted obligations.
During 2013, ECAS 2011-1 Loan B.V. paid €251,285 (audited) (2012: €36,715 (unaudited)) to repay in full the Senior Secured Floating Rate Notes.
Unsecured Senior Notes
In December 2006, European Capital S.A. SICAR entered into a note purchase agreement to issue €52,000 of senior unsecured fifteen-year notes to accredited investors in a private placement offering (Series 2006-1). The unsecured notes had a fixed interest rate of 6.80% until January 2012 and thereafter have a floating rate of EURIBOR plus 2.75% until the maturity of the notes in January 2022.
In January 2007, European Capital S.A. SICAR entered into a note purchase agreement to issue $37,500 of senior unsecured notes due July 2022 to accredited investors in a private placement offering (Series 2007-I). The unsecured notes had a fixed interest rate of 8.02% until July 2012 and thereafter have a floating rate of LIBOR plus 2.75% until the maturity of the notes in July 2022.
In March 2007, European Capital S.A. SICAR entered into a note purchase agreement to issue $37,500 of senior unsecured notes due July 2022 to accredited investors in a private placement offering (Series 2007-II). The unsecured notes had a fixed interest rate of 7.62% until July 2012 and thereafter have a floating rate of LIBOR plus 2.75% until the maturity of the notes in July 2022.
The above unsecured senior notes contain covenants that, among other things, require that European Capital maintain a minimum consolidated tangible net worth of €225 million, plus 50% of any equity issued by European Capital Limited after the issuance of the applicable notes, which equals €483,834 (audited) as of 31 December 2013 (2012: €483,834 (unaudited)) for each class of notes, require the interest charge cover meet a minimum threshold depending on the ratio of earnings before interest and tax (“EBIT”) to interest expense (currently a minimum of 1.25 to 1) and a maximum debt to equity ratio of 4:1. The notes also contain cross-default provisions to debt of European Capital of $15 million or more. As of 31 December 2013 (audited) and 31 December 2012 (unaudited), European Capital was in compliance with all covenants for these notes.
As part of these note purchase agreements, European Capital Limited guarantees to the note holders the payment in full, when due, of all payment obligations. The guarantee will remain in force until the termination of the note purchase agreements and the payment in full of amounts owing to the note holders under the agreements.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Unsecured Revolving Credit Facility
In February 2008, European Capital S.A. SICAR entered into an unsecured revolving credit facility with American Capital (“Facility A”), with a total commitment of $400,000 with an original maturity in February 2011. From 1 January 2010 until the maturity of the facility, interest is charged at a floating rate of US LIBOR plus a margin of 7.00% payable in kind. An unused commitment fee of 0.20% is also charged. In March 2011, Facility A was amended, which changed the total facility amount to $150,000 and extended the maturity to 31 December 2013. In July 2011, Facility A was amended to decrease the total facility amount to $100,000. In May 2012, Facility A was amended to remove the possibility to use the Facility by way of letter of credit. In November 2012, Facility A was amended to extend the maturity to 30 June 2015. In December 2012, Facility A was amended to increase the total facility amount to $150,000. In November 2013, Facility A was amended to decrease the total facility amount to $75,000. All covenants were complied with as of 31 December 2013 (audited) and 31 December 2012 (unaudited).
Note 6. Other liabilities

	31 December 2013	31 December 2012
	(audited)	(unaudited)
Redeemable Preferred Shares (see Note 7.)	€53,705	€36,393
Trades settlements outstanding	—	13,472
Other	1,026	602
Total	€54,731	€50,467
Note 7. Redeemable Preferred Shares
European Capital has issued redeemable preferred shares to employees of the Investment Manager under a long term incentive scheme. Each of these shares is further sub divided into sub-classes of shares. Each sub-class of share has specific redemption dates that range from one to ten years from the date of original issuance. The redemption values of the shares, if any, are based on a predetermined formula on the original issue date in relation to specifically referenced investments of European Capital in excess of certain hurdle rates.
The holders of the shares have no rights to participate or receive notice of any general meeting of European Capital and the shares are generally not transferable. The shares have no rights to receive any dividends, and on the winding up of European Capital, holders of the shares only receive the amounts originally paid for their shares.
During the year ended 31 December 2013, European Capital issued nil redeemable preferred shares (audited) (2012: 300 shares (unaudited)) each of no par value for a cash consideration of €nil (audited) (2012: €3 (unaudited)). During the year ended 31 December 2013, European Capital redeemed 237 redeemable preferred shares (audited) (2012: 237 shares (unaudited)) for a cash redemption value of €1,372 (audited) (2012: €308 (unaudited)).
The fair value of the redeemable preferred shares is calculated as of the balance sheet date using the present value of the estimated future cash flows associated with redeeming the redeemable preferred shares based on the estimated realisation of the underlying investments within European Capital with discounts applied to the redeemable preferred shares for equity risk, liquidity risk, credit risk, minority interests, lack of marketability and a forfeiture rate.
The table below represents the movements in the number of shares issued and redeemed during the years ended 31 December 2013 and 2012:

	Class A	Class B	Class C	Class D	Class E	Class F	Total
As of 31 December 2011 (unaudited)	619	620	886	—	—	—	2,125
Shares Issued	—	—	—	100	100	100	300
Shares Redeemed	(69)	(69)	(99)	—	—	—	(237)
As of 31 December 2012 (unaudited)	550	551	787	100	100	100	2,188
Shares Issued	—	—	—	—	—	—	—
Shares Redeemed	(69)	(69)	(99)	—	—	—	(237)
As of 31 December 2013 (audited)	481	482	688	100	100	100	1,951

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Note 8. Shareholder’s Equity
Our ordinary share activity for the years ended 31 December 2013 and 2012 was as follows:

	2013	2012
	(audited)	(unaudited)
Outstanding at beginning of period	159,443	159,443
Outstanding at the end of the period	159,443	159,443
Movement in Shareholders' Equity

	Share Capital	Undistributed Net Realised Earnings	Unrealised Net Realised Foreign Currency Depreciation	Net Unrealised Appreciation (Depreciation) of Investments	Total Shareholders' Equity
Balance as of 31 December 2010 (audited)	€224,475	€1,064,903	€(98,147)	€(562,155)	€629,076
Increase in net assets resulting from operations	—	13,815	(11,932)	(4,223)	(2,340)
Balance as of 31 December 2011 (unaudited)	224,475	1,078,718	(110,079)	(566,378)	626,736
Increase in net assets resulting from operations	—	19,650	8,989	49,425	78,064
Balance as of 31 December 2012 (unaudited)	€224,475	€1,098,368	€(101,090)	€(516,953)	€704,800
Increase in net assets resulting from operations	—	(132,805)	20,021	256,862	144,078
Distribution to Shareholders	—	(130,000)	€—	€—	€(130,000)
Balance as of 31 December 2013 (audited)	€224,475	€835,563	€(81,069)	€(260,091)	€718,878

Distributions
Distributions for the year ended 31 December 2013 were approved on the following dates:

(audited)
26 September 2013	€15,000,000
03 October 2013	15,000,000
17 December 2013	100,000,000
Total	€130,000,000

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

Note 9. Operating Revenue
We derive the majority of our operating revenue by investing in senior and mezzanine debt and equity of middle market companies with attractive current yields and/or potential for equity appreciation and realised gains. We also derive operating revenue from investing in Structured Products. Operating revenue consisted of the following:

	Year ended 31 December
	2013	2012	2011
	(audited)	(unaudited)	(unaudited)
Interest income on debt investments	€61,675	€43,588	€87,316
Dividend income on portfolio investments	20,130	22,956	15,631
Interest income on Structured Products	2,154	2,007	2,120
Interest income on bank deposits	275	676	657
Fee and other income	917	723	915
Total	€85,151	€69,950	€106,639
Note 10. Management Fee and Reimbursed Expenses
European Capital and the Investment Manager entered into an Investment Management Agreement dated 17 August 2007 under which the Investment Manager will provide management and other services to European Capital. Under the terms of the Investment Management Agreement, the Investment Manager is paid (i) a management fee of 2% per annum of the weighted average monthly value of European Capital’s investments at fair value, (ii) an incentive fee equal to 100% per annum of the net earnings (before incentive fee) in excess of a return of 8% but less than a return of 10% and 20% of the net earnings thereafter; the return is calculated on a last twelve month basis and (iii) certain expenses incurred by the Investment Manager on European Capital’s behalf, which are not to exceed a cap of 0.25% per annum of the weighted average monthly value of European Capital’s investments. In addition, under the terms of the Investment Management Agreement, all of the transaction fees from portfolio companies will accrue to the Investment Manager.
The agreement was amended so that during 2011 (unaudited), 2012 (unaudited) and 2013 (audited), the incentive fee due to the Investment Manager was waived.
The Investment Management Agreement will continue indefinitely but may be terminated by giving not less than twenty-four months’ written notice and such a notice is effective only if the holders of a simple majority of the issued ordinary shares, excluding any such shares held by American Capital, have agreed by vote at a general meeting. In such circumstances, we will remain obliged to pay the management fees and incentive fees which would have been payable in respect of the twenty-four month notice period. The Investment Manager is also entitled to terminate the Investment Management Agreement in certain circumstances.
The fees charged by the Investment Manager for the year ended 31 December 2013 were €21,499 (audited) (2012: €22,695 (unaudited); 2011: €22,666 (unaudited)). The amount outstanding shown as due to European Capital Asset Management Limited as of 31 December 2013 was €2,377 (audited) (2012: €2,123 (unaudited)).
Note 11. Loans to Investment Manager Employees
European Capital made loans to employees of the Investment Manager in the form of non-recourse notes to purchase the common stock of American Capital from December 2005 to February 2007. The loans are denominated in US dollars, bear interest at the Applicable Federal Rate at the date of grant, and are repayable after nine years. Any dividends received on the American Capital common stock by the borrower are required to settle interest on the loans and any excess will be distributed to the employee. If an employee leaves the Investment Manager during the vesting period, any unvested American Capital common stock will be sold with the proceeds of the sale used to repay any outstanding amounts on the loan. In 2010, the employees waived their right to exercise the written put option and the shares associated with this arrangement can be sold by European Capital and used to repay the loans.
Following the employees waiving the right to exercise the put option, the fair value of these loans is determined by reducing the principal of the loans to the fair value of the shares of American Capital associated with this arrangement. The amount outstanding on these loans as of 31 December 2013 was €6,006 (audited) (2012: €5,990 (unaudited)).

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

As of 31 December 2013, the fair value of the shares of American Capital based on the closing market quote was €2,645 (audited) (2012: €2,136 (unaudited)), which is recorded in other assets on the Consolidated Balance Sheets. The revaluation of the shares at the balance sheet date has resulted in appreciation of €348 (audited) (2012: appreciation of €692 (unaudited); 2011: depreciation of €372 (unaudited)), which is included in net unrealised appreciation (depreciation) of investments in the Consolidated Statements of Operations. The interest earned on these loans for the year ended 31 December 2013 was €264 (audited) (2012: €259 (unaudited); 2011: €234 (unaudited)).
Note 12. Income Taxes
The income tax expense provision for the year ended 31 December 2013 was €114 (audited) (2012: €50 (unaudited); 2011: €88 (unaudited)). The income tax provision was comprised of €103 (audited) (2012: €40 (unaudited); 2011: €77 (unaudited)) of corporate income taxes incurred in Luxembourg, €3 (audited) (2012: €2 (unaudited); 2011: €3 (unaudited)) of corporate income taxes incurred in France, and €8 (audited) (2012: €8 (unaudited); 2011: €8 (unaudited)) of corporate income tax incurred in The Netherlands. There was no deferred tax provision in the year ended 31 December 2013 (audited) (2012: nil (unaudited); 2011: nil (unaudited)).
Note 13. Related Parties
The Investment Manager is an indirect wholly-owned affiliate of American Capital which owns 100% of the ordinary shares of European Capital Limited as of 31 December 2013. The Investment Manager for the year ended 31 December 2013 charged European Capital €21,499 (audited) (2012: €22,695 (unaudited); 2011: €22,666 (unaudited)) for management fees. The amount outstanding shown as due to European Capital Asset Management Limited as of 31 December 2013 was €2,377 (audited) (2012: €2,123 (unaudited)).
During the year ended 31 December 2013, European Capital accrued interest and unused commitment fees shown as Interest of €4,692 (audited) (2012: €4,881 (unaudited); 2011: €2,962 (unaudited)) under the unsecured revolving credit facilities with American Capital. As of 31 December 2013, the outstanding balance was €Nil (audited) ($Nil) (audited) (2012: €82,575 (unaudited) ($109,148) (unaudited)). In March 2011, the unsecured revolving credit facility with American Capital was amended to change the total facility amount to $150,000 and extend the maturity to 31 December 2013. In July 2011, the unsecured revolving credit facility with American Capital was amended to decrease the total facility amount to $100,000. In November 2012, the facility was amended to extend the maturity to 30 June 2015. In December 2012, the facility was amended to increase the total facility amount to $150,000. In November 2013, the facility was amended to decrease the total facility amount to $75,000.
European Capital has made loans to certain employees of the Investment Manager. The amount outstanding on these loans as of 31 December 2013 was €6,006 (audited) (2012: €5,990 (unaudited)) as shown in Note 11. The interest earned on these loans for the year ended 31 December 2013 was €264 (audited) (2012: €259 (unaudited)) as shown in Note 11.
In March 2013, an aggregate of 237 Class A, Class B and Class C redeemable preferred shares (2012: 237 (unaudited)), which were issued (audited) as part of a long term incentive scheme were redeemed from employees of the Investment Manager at €1,372 (audited) (2012: €308 (unaudited)). In December 2012, European Capital issued 300 shares (unaudited) to the employees of the Investment Manager for a consideration of €3 (unaudited). These shares were issued as part of a long term incentive scheme and are redeemable by European Capital based on the aggregate returns on investments made after 1 January 2012. See Note 7.
As of 31 December 2013, European Capital was in a liability position of €1,410 (audited) (2012: €730 (unaudited)) in relation to a total return swap with American Capital concerning one of European Capital’s current investments. The amount of this liability position is subject to change and is based on the valuation of the underlying investment. Under the terms of the agreement, it is due for settlement only on ultimate disposal of the underlying investment.
During the year ended 31 December 2011 European Capital completed an €864,190 asset securitisation. In connection with the transaction ECAS 2011-1 Loan B.V., an entity consolidated by European Capital Limited, issued €288,000 Senior Secured Floating Rate Notes, €415,000 Class B Notes and €161,190 Subordinated Notes. European Capital retained the Class B Notes and the Subordinated Notes. Investments were transferred from existing affiliated companies, namely European Capital S.A. SICAR, ECAS S.à r.l., ECAS II S.à r.l. and ECAS 2007-1 Loan B.V., to ECAS 2011-1 Loan B.V. In consideration for the transfer of assets to ECAS 2011-1 Loan B.V. the other affiliates received a combination of cash, Class B Notes and Subordinated Notes, using this to pay down external debt or inter company debt.

EUROPEAN CAPITAL LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—(Continued)
(in thousands, except per share data)

During the year ended 31 December 2013, the Senior Secured Floating Rate Notes were repaid in full (audited). The majority of assets remaining, after the repayment, in the ECAS 2011-1 Loan B.V. were transferred at fair value to affiliated group companies, namely European Capital S.A. SICAR and ECAS S.à r.l. In consideration for assets transferred, ECAS 2011-1 Loan B.V. partially repaid the Class B Notes and the Subordinated Notes held by European Capital S.A. SICAR. Corporate administration costs are provided to the Company by Heritage International Fund Managers Limited (effective 1 July 2013) (formerly State Street (Guernsey) Limited), including the provision of the secretarial services and one company director, Norman Amey.
Note 14. Commitments and Contingencies
In the normal course of business, we enter into contractual agreements that provide general indemnifications against losses, costs, claims and liabilities arising from the performance of individual obligations under such agreements. We have had no prior claims or payments pursuant to such agreements. Our maximum potential exposure under these arrangements is not estimable, as this would involve future claims that may be made against us that have not yet occurred. However, based on our experience, we expect the risk of loss to be remote.
We are a party to certain legal proceedings incidental to the normal course of our business, including the enforcement of our rights under contracts with our portfolio companies. While the outcome of these legal proceedings cannot at this time be predicted with certainty, we do not expect that these proceedings will have a material effect on our financial condition or results of operations.
In the normal course of business, we make commitments under loan and financing agreements to fund portfolio companies and undrawn credit facilities. As of 31 December 2013, we had commitments under loan and financing agreements to fund up to €10,700 to three portfolio companies (audited) (2012: €4,000, one portfolio company (unaudited)). These commitments are primarily composed of working capital credit facilities, acquisition credit facilities and subscription agreements. The commitments are generally subject to the borrowers meeting certain criteria such as compliance with covenants and availability under borrowing base thresholds. The terms of the borrowings and financings subject to commitment are comparable to the terms of other loan and equity securities in our portfolio.
Note 15. Subsequent Events
Management has evaluated subsequent events through 3 March 2014, the date the financial statements were available to be issued, and no subsequent events were identified which required accrual or disclosure in these financial statements.